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                                                                    Exhibit 3.34

  Limited Partnership Agreement of EB Sadsbury General Partner, LP, dated as of May 23, 2005, by and between EB Sadsbury Second, LLC and Electronics Boutique of
                                  America Inc.

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                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         EB SADSBURY GENERAL PARTNER, LP

     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of EB Sadsbury General Partner, LP, a Delaware limited partnership (the "Partnership"), is made as of the 23rd day of May, 2005, by and between EB Sadsbury Second, LLC, a Delaware limited liability company, as general partner (the "General Partner"), and Electronics Boutique of America Inc., a Pennsylvania corporation, as limited partner (the "Limited Partner").

     NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     For purposes of this Agreement, and in addition to capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed below:

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

     Affiliate" means, with respect to any referenced Person, (i) a member of such Person's immediate family; and (ii) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Person in question. As used herein, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Limited Partnership Agreement of EB Sadsbury General Partner, LP, including all Exhibits hereto, as amended from time to time.

     "Available Cash Flow" means such portion of the cash in hand or in bank accounts of the Partnership as is determined by the General Partner to be available for distribution to the Partners after payment of the current liabilities, obligations and expenses of the Partnership, and after reasonable provision has been made for reasonably required reserves.

     "Code" means the Internal Revenue Code of 1986, as amended, including corresponding provisions of succeeding law.

     "Limited Partner" means a Person admitted to the Partnership as a limited partner and "Limited Partners" means all Persons admitted to the Partnership as limited partners.

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     "Partner" or "Partners," means, individually, a General Partner or a
Limited Partner, and collectively, the General Partner and all the Limited Partners, including Persons admitted to the Partnership after the date hereof in accordance with the terms hereof.

     "Percentage Interests" means the relative percentages allocated to the Partners as set forth on Exhibit A hereto, as the same may be amended from time to time in accordance with this Agreement

     "Person" means any individual, corporation, partnership, trust, limited liability company or other organization or entity.

     "Property Holding Partnership" means EB Sadsbury Property Holding, LP, a Delaware limited partnership formed to hold certain parcels of real estate, including the lands, buildings and other improvements now located or hereafter constructed thereon, consisting of approximately 28 acres with all easements and other rights benefiting such ground and all improvements thereon, if any, situate in Sadsbury Township, Chester County, Pennsylvania.

     "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time.

                                   ARTICLE II

                                    GENERAL

     2.1 Formation of Partnership.

          2.1.1 The Partnership was formed as a limited partnership pursuant to the Act by the filing of the certificate of limited partnership with the Office of the Secretary of State of the State of Delaware on October 14, 2003. Except as modified by this Agreement, the Partnership shall be governed by the Act.

     2.2 Name of Partnership. The name of the Partnership is EB Sadsbury General Partner, LP, or such other name as the General Partner may from time to time determine, subject to the requirements of the Act and other applicable law.

     2.3 Registered Office and Registered Agent. The initial registered agent and registered office of the Partnership shall be Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered agent and registered office of the Partnership may be changed from time to time in the discretion of the General Partner, subject to the requirements of the Act. The business of the Partnership may be conducted at such office or offices as the General Partner may determine from time to time.

     2.4 Purpose. The Partnership may do all things permitted to be done by limited partnerships under the Act, and do all things necessary, convenient or incidental to that purpose,

     2.5 Term. The Partnership shall continue until dissolved pursuant to
Article IX. Dissolution of the Partnership shall occur only upon the occurrence of one of an event specified in Article IX.


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     2.6 Tax Status. It is intended that, for federal income tax purposes, the
Partnership will be treated as a disregarded entity as long as it is deemed to have only a single partner for federal income tax purposes, or as a partnership if it is deemed to have more than a single partner for federal income tax purposes. No election shall be made under the Regulations to treat the Partnership as a corporation for federal income tax purposes unless all of the Partners unanimously consent to the filing of such an election.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

     3.1 Contributions.

          3.1.1 Each Partner shall contribute the cash or property set forth opposite the name of such Partner on Exhibit A to the capital of the Partnership.

          3.1.2 Additional capital contributions shall be made as unanimously agreed by the Partners, but no Partner shall be obligated to contribute any additional capital to the Partnership, whether upon the liquidation of the Partnership or otherwise. No Partner shall be obligated to restore the deficit balance in its capital account in the Partnership.

     3.2 No Withdrawals. No Partner shall have the right to withdraw or reduce his contribution of capital to the Partnership. The General Partner shall have no personal liability for repayment of the capital contributions of the limited Partner.

                                   ARTICLE IV

                                  DISTRIBUTIONS

     4.1 Available Cash Flow. Available Cash Flow, as determined by the General Partner, shall be distributed to the Partners in proportion to their Percentage Interests on an annual or more frequent basis as determined by the General Partner.

     4.2 Liquidation. Notwithstanding anything in this Agreement to the contrary, upon the liquidating and winding up of the Partnership, distributions to the Partners shall be made as set forth in Section 9.4.1 below.

                                    ARTICLE V

                                   ALLOCATIONS

     5.1 General. If the Partnership is ever considered a partnership for federal income tax purposes (rather than a disregarded entity), then, except as otherwise required under section 704(b) pf the Code or the Regulations promulgated thereunder, all income, gain, loss, deduction and credit of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests.


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                                   ARTICLE VI

                                   MANAGEMENT

     6.1 General. The General Partner shall have the full and exclusive power on the Partnership's behalf, and in its name, to manage, control, administer and operate the business and affairs of the Partnership and to do or cause to be done anything it deems necessary or appropriate to carry out the purposes of the Partnership, as set forth in Section 2.4 above. Without limiting the generality of the foregoing, the General Partner shall have the authority to make all decisions regarding development, construction, lease, sale, exchange, retention, financing or refinancing of any assets held by the Partnership, and whether the proceeds realized from any sale, financing or similar transaction shall be reinvested by the Partnership, used to pay Partnership obligations or distributed to the Partners.

     6.2 Compensation of the General Partners; Dealings with Affiliates.

          6.2.1 The General Partner shall be entitled to receive reasonable management fees for serving as General Partner hereunder; provided, however, that such fees are no greater than would be paid to an unrelated party performing comparable management services pursuant to an agreement negotiated at arm's-length.

          6.2.2 All reasonable costs and expenses paid to third parties and incurred in connection with the business and affairs of the Partnership, including without limitation, all legal, accounting and travel expenses, shall be Partnership expenses, and the General Partner and its Affiliates shall be entitled to reimbursement to the extent they pay any such expenses.

          6.2.3 The General Partner shall be authorized to cause the Partnership to obtain management services or other services from Affiliates of some or all of the Partners. The Partnership shall be responsible for a reasonable portion of office and overhead expenses with respect to office space mat the Partnership shares with Affiliates of some or all of the Partners.

     6.3 Other Interests of Partners. The General Partner shall devote to the Partnership such time as reasonably may be required to manage the business and affairs of the Partnership. In view of the exclusive and limited purposes of the Partnership, no Partner, or any Affiliate of any Partner, shall have any obligation to make any other investment or business opportunity available to the Partnership or to any of its Partners. It is further expressly agreed that any Partner and/or its Affiliates may engage in and possess interests in other businesses and ventures of every nature and description, independently or with others, and any such engagement will not constitute a breach of the Partners' fiduciary duties to the Partnership, and neither the Partnership nor any Partner shall have any rights by virtue of this Agreement or the existence of this Partnership in and to such independent ventures or to the income or profits derived therefrom.

     6.4 Limitations on Limited Partners. Except as otherwise expressly set forth herein, the Limited Partners (in such capacity) shall in no event (i) be permitted to take part in the control of the business or affairs of the Partnership; or (ii) have the authority or power, in the capacity of a Limited Partner, to act as agent for or on behalf of the Partnership or any other


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Partner to do any act which would be binding on the Partnership or any other
Partner, including without limitation the incurring of any expenditures on behalf of the Partnership.

     6.5 Liability of Limited Partners. The Limited Partner shall in no event be liable personally for any of the debts or losses of the Partnership or of the General Partner beyond the aggregate amount of agreed upon contributions to the capital of the Partnership as provided in Article III.

     6.6 Loans from or to Affiliates. Subject to any restrictions or limitations contained in this Agreement, the Partnership shall be authorized (i) to borrow funds from Affiliates of the Partnership or the Partners to the extent that capital contributions made by the Partners and the proceeds of third party borrowings shall not be sufficient for the purposes of the Partnership, and (ii) to lend funds not required by the Partnership to Affiliates of the Partnership and the General Partner, provided such loans provide for commercially reasonable interest or are approved by the General Partners and the Limited Partner.

     6.7 Additional Limitations and Covenants. Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Partnership to the contrary, and in addition to the other provisions set forth in this Agreement, in order to preserve and ensure the separate and distinct identity of the Partnership, the Partnership shall conduct its affairs in accordance with the following provisions:

          6.7.1 The Partnership shall operate its business separate and apart from that of any of its Affiliates.

          6.7.2 The Partnership shall maintain partnership records and books of account separate from those of any Affiliate of the Partnership.

          6.7.3 The Partnership shall conduct its own business in its own name.

          6.7.4 The Partnership shall hold itself out as an entity separate from any Affiliate.

                                   ARTICLE VII

                                 FISCAL MATTERS

     7.1 Partnership Books: Access to Information.

          7.1.1 The Partnership shall maintain at its principal office (as the same may be designated by the General Partner from time to time) all records required to be maintained at such office(s) under the Act or under any other applicable law.

          7.1.2 During regular business hours and upon reasonable notice, each Partner and its duly authorized representatives shall have access to and may inspect and copy any of such books and records.


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     7.2 Accounting and Tax Decisions. All decisions as to accounting and tax matters shall be made by the General Partner. The General Partner may rely upon the advice of the Partnership's counsel or accountants as to the appropriate accounting and tax decisions. The General Partner may elect to treat certain items differently for accounting purposes than the manner in which such items are treated for tax purposes.

     7.3 Bank Accounts. The General Partner shall be responsible for causing one or more bank accounts to be maintained in the Partnership's name into which all funds of the Partnership shall be deposited and from which payment of all Partnership business expenditures shall be made. Notwithstanding the foregoing, funds of the Partnership may be held in one or more accounts maintained by Affiliates of the Partnership or its Partners, provided that an accurate accounting of deposits and withdrawals on behalf of the Partnership is maintained

                                  ARTICLE VIII

                      ASSIGNABILITY OF PARTNER'S INTERESTS

     8.1 Permitted Transfers. General or limited partnership interests in the Partnership may be transferred only with the unanimous written consent of the Partners.

                                   ARTICLE IX

                           DISSOLUTION AND TERMINATION

     9.1 Liquidating Events.

          9.1.1 The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

               (i) The dissolution, winding up and liquidation of the Partnership is approved by the unanimous consent of the Partners;

               (ii) A sale of all or substantially all of the assets of the Partnership and the collection of the proceeds from such sale;

               (iii) An event of withdrawal, as defined in Section 17-402 of the Act (or any successor provision), occurs with respect to the General Partner (unless there is at least one remaining General Partner, in which case the remaining General Partner(s) shall be authorized to continue the Partnership); provided, however, that the Partnership shall not be dissolved upon the withdrawal of the last remaining General Partner if, within 90 days after such withdrawal, a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment of one or more replacement general partners;

               (iv) The happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

               (v) In any event, at 11:59 p.m. on December 31, 2103.


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          9.1.2 The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined by a court of competent jurisdiction that the Partnership has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

     9.2 Dissolution, Winding Up and Termination. Upon the occurrence of a liquidating Event, the General Partner shall have the full power and authority to proceed with the liquidation of the Partnership and to take all steps which they may deem necessary or desirable to wind up the Partnership's affairs, having for such purpose all the powers referred to and provided for in Article VI appropriate to accomplish the same and allowing for a reasonable time in order to minimize losses attendant to the liquidation, so that the Partnership may be terminated in accordance with the Act. In the event that there is no General Partner, the Limited Partner may designate one or more Partners or a non-Partner or both to proceed with the liquidation of the Partnership's assets and the termination of the Partnership. In the event that a liquidator is designated pursuant to the preceding sentence, hereinafter in this Article all references to the General Partner shall be deemed to refer to such liquidator.

     9.3 Final Accounting. Upon such dissolution, an accounting shall be prepared and furnished to each Partner to cover the period from the date of the last previous accounting to the date of such dissolution. Upon completion or distribution in accordance with Section 9.4, a further statement for the period of dissolution shall be so prepared and furnished.

     9.4 Distributions Upon Winding Up and Termination.

          9.4.1 The proceeds from all assets of the Partnership upon its winding up and termination shall be distributed and applied in the following order of priority, with no distribution being made in any category being set forth below until each preceding category has been satisfied in full:

               (i) Payment of debts and liabilities of the Partnership (other than amounts owing to Partners) and the expenses of liquidation; provided however, that loans guaranteed by Partners or their Affiliates shall not be considered as being made by such Partners, and provided further that the General Partner shall have the right to designate the order in which specific liabilities are to be satisfied out of Partnership assets, to the extent permitted with reference to the order provided by law, in order to minimize the risk of personal liability on the part of any Partner(s), including the General Partner and its Affiliates.

               (ii) Establishment of reserves deemed reasonably necessary to cover contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. These reserves may be held by the Partnership or paid over to an attorney-in-law or a bank or trust company to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and at the expiration of such period as the General Partners shall deem advisable, any then remaining balance shall be distributed as the General Partner shall direct but in accordance with the order of priority set forth below.


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               (iii) Repayment of all loans owing to the Partners, including accrued but unpaid interest thereon.

               (iv) To the Partners in proportion to their Percentage Interests.

          9.4.2 Notwithstanding anything to the contrary in the Act or any other statute or rule of law, no Partner shall have any right of priority over any other Partner with respect to repayment of loans and advances or otherwise in the application and distribution of the assets of the Partnership upon dissolution as provided herein.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Partners, their respective successors and assigns. Each and every successor to any Partner, whether such successor acquires its interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

     10.2 Amendment. This Agreement may only be amended upon the unanimous approval of the Partners.

     10.3 No Third Party Beneficiaries. None of the provisions of this Agreement are intended to benefit, and none shall inure to the benefit of or be enforceable by, any creditors of the Partnership or any other third parties.

     10.4 Entire Agreement This Agreement contains the entire agreement between the Partners and supersedes all prior understandings and agreements between them concerning the subject matter hereof. No representations, warranties, conditions or agreements pertaining to the subject matter of this Agreement have been made by, or shall be binding upon, any of the Partners, except as expressly set forth in this herein.

     10.5 Captions. Titles or captions of articles and sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.

     10.6 Number and Gender. All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require in the context, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa, whichever the context may require.

     10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.


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     10.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

                                         GENERAL PARTNER:

                                         EB SADSBURY SECOND, LLC

                                         By: Electronics Boutique of
                                             America Inc., its sole member


                                         By: /s/ Illegible
                                             -----------------------------------
                                         Name: Illegible
                                         Title: Assistant Secretary


                                         LIMITED PARTNER:

                                         ELECTRONICS BOUTIQUE OF AMERICA INC.


                                         By: /s/ Illegible
                                             -----------------------------------
                                         Name: Illegible
                                         Title: Assistant Secretary


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                                   EXHIBIT "A"

            PARTNERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

                                              Capital     Percentage
Name and Address                           Contribution    Interest
----------------                           ------------   ----------
GENERAL PARTNER:

EB Sadsbury Second, LLC                      $   1.20         0.1%
c/o Electronics Boutique of America Inc.
931 South Matlack Street
West Chester, PA 19382

LIMITED PARTNER:

Electronics Boutique of America Inc.         $1198.80        99.9%
931 South Matlack Street
West Chester, PA 19382